Exhibit G

[Letterhead of the Procurador de la Administración]

October 25, 2018

The Hon. Eyda Varela de Chinchilla

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statement No. 333-215316 and Registration Statement No. 333-223218 on Schedule B (collectively, the “Registration Statements”) including the Prospectus dated April 4, 2018, and the Prospectus Supplement dated October 18, 2018 constituting a part thereof, the Fiscal Agency Agreement dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, Amendment No. 2 thereto, dated as of February 13, 2015, and Amendment No. 3 thereto, dated as of October 26, 2016, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”), dated as of October 18, 2018 among the Republic of Panama (“Panama”) and Deutsche Bank Securities Inc. (the “Underwriter”), pursuant to which Panama proposes to offer and sell U.S.$550,000,000 principal amount of its 4.500% Global Bonds due 2050 (the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 13 dated February 6, 2018.

It is my opinion that, as of October 25, 2018, the Global Bonds were, and they remain, duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriter pursuant to the Terms Agreement, the Prospectus (including, without limitation, the Prospectus Supplement) and any amendment or supplement thereto, the Global Bonds constituted and constitute valid and legally binding, direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2017, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Best Regards,

/s/ Rigoberto Gonzalez Montenegro
Rigoberto Gonzalez Montenegro
Procurador de la Administración
Republic of Panama